Exhibit 99.1

CONTACT: BOY VAN RIEL

May 12, 2003	TELEPHONE: (617) 421-5444

SONESTA INTERNATIONAL HOTELS CORPORATION today reported a net loss from continuing operations of $345,000, or $(0.09) per common share, in the quarter ended March 31, 2003, compared to net income of $432,000, or $0.12 per common share, in the quarter ended March 31, 2002.  Gross revenues from continuing operations were $23,684,000 in the 2003 quarter, compared to $25,387,000 in the 2002 quarter.  The Company had operating income of $1,021,000 in the first quarter of 2003, compared to operating income of $2,240,000 during the same period in 2002.

The Company’s results continue to be affected by lower demand due to the economic recession, and by reduced business and leisure travel following the start of the war in Iraq.  Discounted room rates due to fierce competition for available business resulted in decreased room revenues per available room, in particular at the Company’s hotels in New Orleans and Boston (Cambridge).   This resulted in lower revenues and operating profits during the 2003 first quarter compared to the same period in 2002.

The Company sold Sonesta Beach Resort Anguilla in September 2002.   The revenues and results from operations for the 2002 period have been reclassified to present the operations of the resort as a discontinued operation.

Sonesta’s stock is traded on the NASDAQ stock market under the symbol SNSTA.

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SONESTA INTERNATIONAL HOTELS CORPORATION

Financial Summary

	Three months ended March 31
(000 omitted except for per share data)	2003	2002

Operating revenues	$23,684	$25,387

Operating income before depreciation and amortization expense	3,106	4,287

Depreciation and amortization	2,085	2,047

Operating income	1,021	2,240

Other income (deductions):
Interest expense	(1,534)	(1,547)
Interest income	111	127
Other income (deductions)	16	(1)
	(1,407)	(1,421)

Profit (loss) from continuing operations before income taxes	(386)	819

Federal, foreign and state income tax provision (benefit)	(41)	387

Net profit (loss) from continuing operations	(345)	432

Profit from operations of discontinued hotel	—	175

Federal income tax provision	—	59

Profit from discontinuing operations	0	116

Net profit (loss)	$(345)	$548

Net profit (loss) per share of common stock:
Continuing operations	$(0.09)	$0.12
Discontinued operations	—	0.03
Net profit (loss) per share of common stock	$(0.09)	$0.15

Average number of common shares outstanding	3,698	3,698